Exhibit 99.1

Alliance Data Selects Fiserv for Credit Processing Services
•	Strategic agreement reflects Alliance Data’s continued focus on tech modernization, delivering enhanced payment and servicing capabilities and continued efficiencies
•	Migration to industry-leading processing platform will enable faster speed-to-market for new products, credit program launches and portfolio conversions

COLUMBUS, Ohio, Oct. 22, 2020 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing, loyalty and payment solutions, today announced that its Card Services business, a premier provider of branded private label, co-brand and commercial card programs, has signed an agreement to transition credit card processing services to Fiserv (NASDAQ: FISV), a leading global provider of payments and financial services technology solutions.

“The strategic partnership announced today reflects our commitment to invest in competitive technology and provide greater value and service to our brand partners and their customers,” said Ralph Andretta, president and chief executive officer, Alliance Data. “Our robust suite of payment products, industry-leading data and analytics capabilities and turnkey credit marketing services, combined with a modern, flexible and scalable platform from Fiserv, will allow Alliance Data to achieve greater agility and speed-to-market for a variety of new, innovative products and solutions.”

“We are honored to support Alliance Data, a premier payment solutions provider, as they make this important strategic move as part of their broader technology modernization initiatives,” said Frank Bisignano, president and chief executive officer, Fiserv.

Among other benefits, the increased flexibility and nimbleness of the platform allows Alliance Data to seamlessly integrate a variety of additional payment products in the future. The anticipated cost savings associated with improved platform efficiencies will be allocated to areas that support the Company’s broader transformation efforts, including investing in new digital capabilities and enhancements.

“By leveraging the resiliency, scalability and operational efficiencies gained through the Fiserv relationship, we are able to provide new, more compelling tools for our brand partners and their customers,” said Nick Barnes, chief information officer, Alliance Data. “As part of broader technology modernization efforts, this partnership allows us to be more nimble, manage risk more effectively and leverage efficiencies gained to focus on the strategic aspects of our business.”

“Our unmatched processing capabilities, state of the art cardholder solutions and commitment to continuous innovation will enable Alliance Data to transform experiences for their brand partners and customers,” said Andrew Gelb, head of Issuer Solutions, Fiserv. “We are proud to add them as a client.”

For additional information about Alliance Data’s strategic plans, join the Company’s Q3 2020 earnings conference call on Oct. 29, 2020, at 8:30 a.m. ET.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. A FORTUNE 500 and S&P MidCap 400 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 8,500 associates at more than 50 locations worldwide.

Alliance Data’s Card Services business is a provider of market-leading private label, co-brand, and business credit card programs. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

About Fiserv
Fiserv, Inc. (NASDAQ: FISV) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point-of-sale solution. Fiserv is a member of the S&P 500® Index and the FORTUNE® 500, and is among FORTUNE World's Most Admired Companies®. Visit fiserv.com and follow on social media for more information and the latest company news.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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Contacts:

Alliance Data
Brian Vereb – Investor Relations
614-528-4516
Brian.Vereb@alliancedata.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

Rachel Stultz – Media
614-729-4890
rachel.stultz@alliancedata.com

Fiserv
Ann Cave – Media
678-325-9435
ann.cave@Fiserv.com

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